SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



Date of Report (Date of earliest event reported) March 10, 1997
                                                 ----------------


                        Craig Consumer Electronics, Inc.
             (Exact name of registrant as specified in its charter)



          Delaware                   0-27882                     95-04228391
          --------                   -------                     -----------
(State or other jurisdiction       (Commission                 (IRS Employer
     of incorporation)             File Number)              Identification No.)



13845 Artesia Boulevard, Cerritos, California                    90703-9000
---------------------------------------------                    ----------
 (Address of principal executive offices)                        (Zip Code)



Registrant's telephone number, including area code  562-926-9944
                                                  -----------------


                                 Not Applicable
                                 --------------
         (Former name or former address, if changed since last report.)


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ITEM 5. OTHER EVENTS.

          On March 10, 1997, in connection with the completion of the Registrant's 1996 audit, the Registrant, together with its independent certified public accounts, determined that adjustments to 1995 earnings were to be made as a result of certain bookkeeping errors. The Registrant, upon becoming aware of certain errors, undertook an investigation which resulted in the determination to make the following adjustments. As to 1995, the adjustment reduced previously reported net earnings and earnings per share by $763,000 and $0.32, respectively. Accordingly, the Company will amend its 1995 financial statements to present net income and earnings per share of $29,000 and $0.01, respectively.

          Adjustments   made  to  earnings  during  1995  have  a  corresponding
beneficial effect for 1996 and possibly subsequent results of operations, therefore the lack of any material current financial impact.

          Although there is no impact on what would otherwise be the presentation of the Registrant's current financial condition, earnings are also to be adjusted to a limited extent for two quarters during 1996 (particularly, the second and third quarters). The restated earnings for the applicable quarters are as follows:


                                  As Reported      As Restated
                                  -----------      -----------
Quarter ended June 30, 1996

Cost of sales                   $  9,824,000   $ 10,101,000

Net loss                        $   (535,000)  $   (737,000)

Loss per share                  $      (0.20)  $      (0.27)

Quarter ended September 30, 1996

Cost of sales                   $ 21,123,000   $ 21,336,000

Net income                      $    579,000   $    387,000

Earnings per share              $       0.16   $       0.11


          These quarterly adjustments account for the Company's conservative treatment for reserves associated with the "Net Realizable Value" of goods to be reconditioned in China and returned for resale.

          The specific transactions for which certain errors and adjustments were made are as follows:

     The Registrant determined to adjust 1995 earnings downward by $131,557 as a result of an error in the accounting for certain inventory returned to the Registrant's Chinese joint venture for refurbishment. Particularly, inventory was returned during October 1995 to a Chinese joint venture in which the Registrant has an interest, but then returned to the Registrant's own warehouse due to problems with customs. The goods were re-shipped to the Chinese joint venture in December of 1995. Problems arose because, through inadvertence, no entry was made to record the receipt of goods when returned. As a result, when the goods were reshipped, another entry was made that had the result of overstating inventory held by the Chinese joint venture for refurbishment.

     During 1996, a write-off of inventory totaling $171,531 occurred as a result of defective inventory which had been previously sent back to the Registrant's vendor in Hong Kong for refund, without making a corresponding accounting entry to reduce the amount of Overseas Inventory at the Registrant's joint venture.

     An additional downward reduction of $340,334 was made as a result of Hong Kong inventory having been improperly booked as such (i.e., as product remaining in inventory) although the goods were the subject of sales transactions and were intended for delivery directly from Hong Kong to the particular customer (instead of in transit to the Registrant).

     The final adjustment resulted from an inappropriate entry crediting the "Cost of Goods Sold" account instead of the "Inventory In Transit" account totaling $145,903 (again on goods shipped from Asia). There is no support for this journal entry and Management's investigation revealed the entry was the result of misjudgment by the staff person making the entry. As with most of the adjustments, this created a timing but not a realization problem with respect to the financial reports. More frequent reconciliation of inventory and inventory in transit to costs of goods sold and sales should foreclose any delay in discerning any similar incorrect journal entries.

     A minor adjustment with respect to reserves for vacation accrual is also to be made for 1995.

     The release of the Registrant's 1996 financial results, had been delayed due to the time and effort involved to investigate and accurately understand and document the foregoing described adjustments.

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
                                   SIGNATURES


          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      Craig Consumer Electronics, Inc.



Date: March 14, 1997                      By: /s/  Richard I. Berger
                                             -----------------------------------
                                          Richard I. Berger
                                          Its Chairman of the Board of Directors
                                          and President (Principal Executive)



Date: March 14, 1997                       By: /s/ Donna Richardson
                                              ----------------------------------
                                           Donna Richardson
                                           Treasurer & Chief Financial Officer
                                           (Principal Accounting Officer)






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